KELLWOOD COMPANY BOARD OF DIRECTORS TO LET STOCKHOLDERS DECIDE

ON SUN CAPITAL $21 PER SHARE CASH TENDER OFFER

If Majority of Shares Are Tendered, Offer Would be Consummated on February 12, 2008

Kellwood Board of Directors Not Taking Any Position on

Whether Stockholders Should Tender Into the Offer

ST. LOUIS, MO – January 27, 2008 – Kellwood Company (NYSE: KWD) today announced that it intends to remove all impediments to the $21.00 per share cash tender offer made by an affiliate of Sun Capital Securities Group (“Sun Capital”) so that it can be consummated on February 12, 2008 if a majority of the shares are tendered. Sun Capital’s $21.00 per share cash tender offer, under its terms, is not subject to financing or due diligence.

Prior to the expiration of Sun Capital’s tender offer on February 12, 2008, Kellwood intends to rescind its debt tender offer, give the requisite approvals under Delaware law and its charter, and take action under its Shareholder Rights Plan, so that Sun Capital’s $21.00 per share cash tender offer can be consummated on February 12, 2008 if a majority of the shares are tendered.

Kellwood’s Board of Directors is not taking any position on whether or not stockholders should tender their shares into the offer. Stockholders may now make their own decision on whether to tender their shares. If a majority of shares, including Sun Capital’s existing holdings, are tendered on February 12, 2008, Kellwood believes that all conditions to the tender offer will have been satisfied, and Sun Capital will be obligated to close the tender.

Kellwood’s Board of Directors also stated that its financial advisors, Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, will approach third parties who have previously contacted the Company, and other third parties, including Sun Capital, to seek an alternative transaction with a value above $21.00 per share. The Company does not intend to disclose developments with respect to this process. If the Company makes a determination that a transaction with such third party has a reasonable likelihood of delivering value above $21.00 per share, Kellwood reserves the right to not remove the impediments to Sun Capital’s tender offer.

Robert C. Skinner, Jr., chairman, president and chief executive officer, said, “While it is our strong preference to continue as an independent company, we believe that stockholders should be able to make their own decisions on a $21.00 per share cash offer that is not subject to due diligence or financing.”

The Company has deferred the Distribution Date under its Rights Agreement so that the preferred stock purchase rights are not exercisable or transferable apart from the common stock at this time.

Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are acting as financial advisors, and McDermott Will & Emery LLP and Sonnenschein Nath & Rosenthal LLP are serving as legal counsel, to Kellwood.

About Kellwood

Kellwood (NYSE:KWD) is a $1.6 billion leading marketer of apparel and consumer soft goods. Specializing in branded products, the Company markets to all channels of distribution with products and brands tailored to each specific channel. Kellwood brands include Vince®, HOLLYWOULD®, Phat Farm®, Baby Phat®, Sag Harbor®, Koret®, Jax®, Democracy®, Sangria™, Jolt®, My Michelle®, Briggs New York®, Hanna Andersson®, Onesies®, Kelty®, Royal Robbins® and Sierra Designs®. Calvin Klein®, XOXO®, David Meister®, Gerber®, and O Oscar, an Oscar de la Renta Company, are produced under licensing agreements. For more information, visit www.kellwood.com.

MEDIA CONTACT:

Donna B. Weaver

VP Corporate Communications

212.329.8072

donna.weaver@kellwood.com

FINANCIAL CONTACTS:

Samuel W. Duggan II

VP Investor Relations and Treasurer

Kellwood Company

314.576.8580

sam.duggan@kellwood.com

Joele Frank / Eric Brielmann / Jennifer Schaefer

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449

Allison Malkin

Integrated Corporate Relations

203.682.8225

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

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